Exhibit 99.1

NEWPARK RESOURCES AND CCS, INC. MUTUALLY
AGREE TO TERMINATE THE SALE OF NEWPARK’S
U.S. ENVIRONMENTAL SERVICES BUSINESS

THE WOODLANDS, TX – November 24, 2008 – Newpark Resources, Inc. (NYSE: NR) (“Newpark”) today announced that it has mutually agreed with CCS, Inc. (“CCS”) to cancel the proposed sale of Newark’s U.S. environmental services business to CCS. As previously announced on October 23, 2008, the Federal Trade Commission (“FTC”) filed suit to block the proposed sale of Newpark’s environmental services business to CCS. The FTC stated that it believed that the proposed sale would be anti-competitive.

Paul Howes, President and Chief Executive Officer of Newpark, stated, “While the Company disagrees with the conclusions reached by the FTC, CCS has advised us that they no longer wish to pursue the matter in the courts. Consequently, we have mutually agreed to terminate the agreement to sell our environmental services business to them and we intend to bring the environmental services business back in as part of the Newpark group of companies.

“Newpark Environmental Services, a leading provider of waste disposal services to the E&P industry along the U.S. Gulf Coast, continued to perform well during the period of time that we pursued its sale. They reported revenues of $47.4 million for the nine months ended September 30, 2008. For the same time period they reported income before income taxes of $5.1 million, which included transaction-related costs of $3.5 million,” concluded Howes.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2007, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the access to the credit markets by both Newpark and Newpark’s customers, the outlook for drilling activity in North America and the rest of the world, the investigation of the certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.